Exhibit 4.2—Service Agreements of D H Millard

DATED:                14 FEBRUARY                1996

COOKSON GROUP plc

- and -

DENNIS HENRY MILLARD

AGREEMENT

LINKLATERS & PAINES

Barrington House

59-67 Gresham Street

London EC2V 7JA

Tel: 0171 606 7080

Ref: GROUP20 54

THIS AGREEMENT is made this FOURTEENTH day of FEBRUARY 1996

BETWEEN

(1) COOKSON GROUP plc whose registered office is at 130 Wood Street, London, EC2V 6EQ (hereinafter called “the Company” which expression shall include successors and assigns of the Company unless the context requires otherwise) of the one part; and

(2) DENNIS HENRY MILLARD of Kingscote, Binfield Road, Nr Wokingham, Berkshire RG11 5PP (hereinafter called “the Employee”) of the other part.

WHEREAS the Company wishes to obtain and the Employee wishes to render his services upon the terms and conditions hereinafter contained.

NOW IT IS HEREBY AGREED AND DECLARED as follows:-

1. DEFINITIONS

For the purposes of this Agreement:-

(a) The expression “associated company” means (i) any company which is a subsidiary of the Company or (ii) a company having an ordinary share capital of which not less than 20 per cent. is owned directly or indirectly by the Company (applying the provisions of Section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership) or (iii) a holding company of the Company or a subsidiary of any such holding company.

(b) The expressions “subsidiary” and “holding company” have the meanings ascribed thereto in Section 736 of the Companies Act 1985 as amended by the Companies Act 1989.

(c) The expression “the Company” shall unless the context otherwise requires include any person acting on behalf of the Company within his proper authority.

(d) The expression “the Commencement Date” means 1 March 1996 or such earlier date as the Company and the Employee may agree.

(e) The expressions “US Employment Agreement” means the agreement referred to in Clause 3 of this Agreement and “US Base Salary” means the basic salary paid under the US Employment Agreement.

2. EFFECTIVE DATE AND CONDITIONS

It is the intention of the parties that the employment will commence and the Employee will become an executive director on the Commencement Date and that he will become Finance Director from the close of the 1996 Annual General Meeting. If these events do not take place on the Commencement Date or from the close of the 1996 Annual General Meeting respectively (other than for the reasons set out below) this shall not prejudice any rights either party may have under this Agreement. However, the employment shall not start and the Employee will not assume the offices referred to above and no liability shall arise under this Agreement if before the Commencement Date:-

(a) the Employee becomes unable by reason of death, disability or ill-health to assume his duties; or

(b) his employment with Medeva is terminated in circumstances which were he an employee of the Company would entitle the Company to terminate his employment under the provisions of Clause 14 (c) of this Agreement. For this purpose the Employee agrees that he will give the Company all information in his power, possession and control about the circumstances of his termination and will raise no objections to any enquiries which the Company may make of Medeva in determining whether or not to terminate this Agreement.

The Employee confirms that there are no restrictions which would prevent him from commencing employment on the Commencement Date or which would prevent him from carrying out the duties described in Clause 3.

3. DUTIES

Subject to Clause 2 above, the employee is hereby appointed to act in the case of (a) and (b) below with effect from the Commencement Date and in the case of (c) below, and subject to his re-election at the 1996 Annual General Meeting as a director of the Company, with effect from the close of the 1996 Annual General Meeting of the Company:-

(a) as an executive director of the Company;

(b) a director and officer of various subsidiaries of the Company;

and

(c) as Finance Director of the Company;

and in such other capacity with the Company or any other associated company (except Cookson America Inc. and its subsidiaries), as the Company may reasonably require from time to time and which is consistent with his position. The Employee may be required in pursuance of his duties hereunder to perform services not only for the Company but also for any of its associated companies (except Cookson America Inc. and its subsidiaries) without further remuneration.

The Employee acknowledges that as a director of the Company he will as part of his duties be expected to take part in the overall management of the Company and its associated companies (except Cookson America Inc. and its subsidiaries).

The Employee will be based at 130 Wood Street, London or at such other location within the Greater London area as the Company shall determine from time to time as its head office, or at such other location as the Company may require (which location shall be one which in the Company’s reasonable opinion is within reasonable travelling distance of the Employee’s home address at the time of the change).

4. COOKSON AMERICA INC.

It is acknowledged that the Employee will on the Commencement Date (provided certain events do not occur) also become an employee of Cookson America Inc. and that his employment under this Agreement will be concurrent with that employment. It is envisaged that approximately 70% of his time will be devoted to the performance of his duties under this Agreement and the remaining 30% of his time will be devoted to his duties under his Agreement with Cookson America Inc..

5. REMUNERATION

(a) With effect from the Commencement Date and subject to sub-clause (b) of this Clause, the Employee shall be paid by the Company in respect of his duties performed under this Agreement a salary commencing at the rate of £161,000 (one hundred and sixty-one thousand pounds sterling) per annum payable in arrear and in twelve equal monthly instalments, except for payments in respect of any initial or final periods of less than one month. The Employee’s remuneration shall be reviewed and increased on 1 January 1997 in accordance with the Remuneration Programme for 1995-1997 approved by the Senior Remuneration and Succession Committee. Thereafter it shall be reviewed in accordance with policies approved from time to time by the Senior Remuneration and Succession Committee or such other body approved by the Board of Directors of the Company.

(b) In the event of the Employee by reason of his sickness or injury being absent from work or unable to perform his duties under this Agreement, the Company shall pay him his salary at the full rate, subject to Clause 14(d) and provided that the Company shall be entitled to deduct from the remuneration of the Employee an amount equal to any income benefit which the Employee is entitled to claim by reasons of his illness or incapacity under the National Insurance Scheme for the time being in force.

(c) From the Commencement Date and during the continuance of the employment under this Agreement, the Employee shall be entitled to the following additional benefits:-

(i) The Employee shall be provided with a motor car for his use which shall be of a similar lease value to those provided to employees with the same status within the Company. The Company will bear the cost of maintaining, repairing, insuring, testing and taxing the motor car (except where such damage is incurred as a result of the Employee’s negligent use of the motor car) and excluding fuel and oil consumed during personal use of the motor car. The Employee shall ensure that at all times when the car is driven on the road it is in the state and condition required by law and that if so required a current test certificate is in force in respect of it. The Employee shall also (so far as the law permits) at all times be the holder of a current driving licence entitling him to drive motor cars in the United Kingdom and will produce it to the Company on request. The Employee shall comply with all statements of policy, rules and regulations which the Company may from time to time issue in relation to the provision and use of motor cars.

(ii) The Company shall provide the Employee, his spouse and children with private medical cover in accordance with the Company’s policy from time to time for employees with the same status.

(iii) The Company shall provide long term disability cover for the Employee in accordance with its policy from time to time for employees with the same status.

(iv) The Company shall provide either directly or in part through the Company’s pension or life assurance arrangements life assurance cover equal to 3.5 times the Employee’s salary under Clause 5(a) in the preceding 12 months under this Agreement and his US Base

Salary (or if the Employee dies within 12 months after the Commencement Date the Employee’s then current salary under Clause 5(a) and his then current US Base Salary) plus the average of any annual incentive payments received by the Employee in the preceding three years under this Agreement and under the US Employment Agreement. (If the Employee has been in employment for less than three years when he dies then the average of the annual incentive payments paid or due to the Employee and the period of actual service will be used to calculate the life assurance cover). No account shall be taken of any other incentive payments paid to the Employee.

(v) The Company shall pay the Employee’s annual membership fees in respect of such business clubs as it shall approve and shall in addition pay the annual membership fees in respect of one private club approved by it.

(vi) The Company shall invite the Employee to participate in such incentive schemes, if any, as may from time to time be offered by the Company to employees of the same status. The Employee shall participate in the incentive arrangements under the Company’s remuneration programme for 1995 to 1997 pro-rated for service from the Commencement Date. The calculation of the incentive compensation to which he is entitled shall be based on his salary (excluding benefits) under this Agreement.

(vii) The Employee is eligible to participate in share option schemes of the Company as an executive director. Unless the grant of such options would be prevented by law, or is not permitted under the rules of the Listing Rules of The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Company shall procure that the Employee is granted options equal to one times his salary under Clause 5(a) of this Agreement plus one times his US Base Salary at or as soon as is possible after the Commencement Date and thereafter in accordance with the Company’s policies from time to time for employees of the same status.

In the event of termination by either party any entitlement to benefit under the schemes referred to in (vi) and (vii) above will be determined in accordance with the rules of the respective schemes (if any).

6. SUMS RECEIVABLE

It is the intention of the parties that unless otherwise agreed by the Company the remuneration provided to the Employee under Clause 5 hereof shall be the total remuneration of the Employee for his service under this Agreement whether provided to the Company or any associated company. Any other sums (whether director’s fees or otherwise howsoever) receivable or received by the Employee in connection with, or as a result of, the performance of his duties hereunder shall, unless otherwise agreed by the Company, belong to the Company, and the Employee shall disclose and account for the same to the Company.

7. EXPENSES

(a) In the event of a change at the request of the Company in the Employee’s place of employment which the Company agrees (such agreement not to be unreasonably withheld) necessitates a change in his place of residence either temporary or permanent, the Company shall, in accordance with the Company’s relocation policy, repay to the Employee such reasonable removal expenses and reasonable additional housing and living expenses as the Employee shows to the satisfaction of the Company to have been incurred by him by reason of the change except insofar as such expenses were taken into account in determining the Employee’s remuneration at the new place of employment.

(b) There shall be paid or refunded to the Employee by the Company all reasonable duly authorised out-of-pocket expenses properly incurred by him in the performance of his duties under this agreement including for the avoidance of doubt the cost of overnight accommodation where the Employee is required to remain in London overnight.

8. THE EMPLOYEE

(a) The Employee shall perform the duties of his office for the time being and exercise such powers as may from time to time be assigned to or vested in him faithfully, diligently and loyally devoting thereto the whole of his time, attention and skill to the extent necessary for the due performance of his duties hereunder, and shall obey the reasonable and lawful directions of the Company acting through its duly authorised representatives.

(b) The Employee shall work such hours as may from time to time reasonably be required from him to carry out his duties to the satisfaction of the Company and shall not be entitled to receive any additional remuneration for work outside normal business hours.

(c) The Employee shall make such visits both within and outside the United Kingdom and by such means as he may reasonably be required by the Company to undertake from time to time for the proper fulfilment of his duties.

(d) The Employee shall not at any time during his employment hereunder without the written consent of the Company (which shall not be unreasonably withheld) either directly or indirectly assist or engage or be interested in:-

(i) any business other than that of the Company in any capacity whatsoever;

(ii) any other occupation or activity whatsoever which the Company may reasonably expect to hinder or interfere with the performance by the Employee of, or conflict with, his duties under this Agreement.

Where employees of the same status are permitted to assist, engage or be interested in the activities described above, they are not currently required to disclose and account to the Company in respect of any sums received or receivable in relation to such activities. However, if the Company changes its policy in relation to such activities for employees of the same status and notifies the Employee of the change in policy, then any sums received or receivable by the Employee in connection with or as a result of such activities or interests shall, unless otherwise agreed by the Company, belong to the Company and the Employee shall disclose and account for the same to the Company.

The Employee shall, however, be permitted to hold shares, stock or debentures quoted on a recognised stock exchange or in a company not carrying on business in competition with the Company or any company associated with the Company and he shall not be required to account to the Company in respect of sums derived from such holdings.

(e) The Employee shall be entitled to holidays on the scale and subject to the conditions laid down from time to time by the Company for employees with the same status. The holiday entitlement is currently 23 days a year. The Company’s holiday year runs from 1 January to 31 December and the Employee’s entitlement when his employment commences shall be pro-rated from the Commencement Date. Where the Employee is unable by reason of work commitments to take all his holiday in any holiday year the Company will consider with him the extent to which unused days may be carried to the next holiday year. The Employee shall in addition be entitled to such Bank or public holidays as shall from time to time be declared in the United Kingdom and recognised by the Company.

9. APPROVED PENSION SCHEME

The Employee subject to the rules for the time being applicable thereto may become and remain during the continuance of his employment hereunder a member of both the Cookson Group Pension Plan and the Cookson Group 1971 Pension and Life Assurance Scheme for Senior Executives (or other Scheme for the time being in force applicable generally to full time officers or employees of the Company or a category thereof including the Employee) and will accrue benefits on the basis offered to all employees of the same status but, provided this does not cause the benefits to be greater than those set out in Clause 10, enhanced to provide maximum benefits as permitted by the Inland Revenue.

Changes in the rules of the applicable scheme (if any) will be notified in writing to the Employee and copies of the rules of such scheme for the time being in force will be made available to the Employee for inspection on application to the Secretary of the Company.

10. UNAPPROVED PENSION ARRANGEMENTS

(a) For the purpose of calculating the Employee’s contributions and benefits under this Clause:-

(i) “Approved Pension Arrangements” means the Cookson Group Pension Plan and the Cookson Group 1971 Pension and Life Assurance Scheme for Senior Executives (or other scheme for the time being in force applicable generally to full time employees of the Company or a category thereof including the Employee).

(ii) “Basic Salary” means, at any date, his salary paid under Clause 5(a) of this Agreement plus his US Base Salary.

(iii) “Bonus” is the average of the annual incentive payments under this agreement and the average of the annual incentive payments under the US Employment Agreement made in the last three years before the Employee leaves the employment of the Company. If the Employee leaves that employment before serving three years the Bonus will be calculated as the average of the annual incentive payments actually made and the period of actual service will be substituted for three years.

(iv) “1971 Plan” means the Cookson Group 1971 Pension and Life Assurance Scheme for Senior Executives. (The 1971 Plan is described in the scheme booklet as the Cookson Group Pension and Life Assurance Scheme for Senior Executives).

(v) “Pensionable Salary” means the aggregate of his Basic Salary and the Bonus paid from time to time.

(vi) “Retained Benefits” means the benefits to which the Employee is entitled in respect of employment prior to the Commencement Date under any retirement benefit schemes (whether or not approved) or any personal pension arrangements. If the Retained Benefits are paid at different times or in a different form to the benefits to be provided under this Clause 9, the amount of the reduction in the benefits to be provided under this Clause 10 will be determined by the actuary appointed in respect of the 1971 Plan as if the Retained Benefits had become payable at the same time and in the same form.

(vii) “Total Pension Benefit” means on retirement from the Company at age 62 a yearly pension equal to 66.67% of his Basic Salary plus 33.33% of his Bonus, less his Retained Benefits.

(b) Subject to the Employee:-

(i) remaining in employment with the Company and a member of the Approved Pension Arrangements (unless he ceases involuntarily to be a member by reason of the Company terminating the Approved Pension Arrangements or withdrawing his membership thereof) until age 62;

(ii) making contributions (which will be deducted from his salary and incentive payments) equal to 6% of his Pensionable Salary paid from time to time (of which the maximum contribution permitted shall be paid to the Approved Pension Arrangements and the excess shall be paid to the Company or at its direction);

the Employee will be entitled on his retirement from employment with the Company at age 62 to the Total Pension Benefit. In determining the amount of the Total Pension Benefit it will be assumed that the Employee has not commuted any of his Retained Benefits.

(c) So much of the benefits under this Clause 10 as cannot be paid from the Approved Pension Arrangements shall be paid direct to the Employee by the Company. Benefits paid by the Company shall be paid at the same time as similar benefits are paid from the 1971 Plan.

(d) If the Employee leaves the Company having been in employment for less than two years, then the Company will refund to him that part of his contributions which were not paid to the Approved Pension Arrangements (less such tax, if any, that it is obliged to deduct). In respect of contributions paid to the Approved Pension Arrangements the rules of those arrangements will apply.

(e) If the employee leaves the employment of the Company after completing two years service and before age 62 other than as a result of his death, ill-health or disability, his leaving service benefit from age 62 will be the higher of the amount calculated in accordance with the table below less his Retained Benefits or 1/45th of his Basic Salary and Bonus for each year of service and proportionately for each complete month of service but ignoring his Retained Benefits:-

Number of Years of Service	Pension at Date of Leaving Employment
2	4.44% of Basic Salary, plus 4.44% of Bonus
3	9.17% of Basic Salary, plus 8.33% of Bonus
4	12.22% of Basic Salary, plus 11.11% of Bonus
5	15.28% of Basic Salary, plus 13.89% of Bonus
6	23.33% of Basic Salary, plus 16.67% of Bonus

7	27.22% of Basic Salary, plus 19.44% of Bonus
8	31.11% of Basic Salary, plus 22.22% of Bonus
9	42.50% of Basic Salary, plus 25.00% of Bonus
10	47.22% of Basic Salary, plus 27.78% of Bonus
11	51.94% of Basic Salary, plus 30.55% of Bonus
12	66.67% of Basic Salary, plus 33.33% of Bonus
13	66.67% of Basic Salary, plus 33.33% of Bonus
14	66.67% of Basic Salary, plus 33.33% of Bonus
15	66.67% of Basic Salary, plus 33.33% of Bonus

The percentage will be increased appropriately for additional complete months up to a maximum of 66.67%.

(f) The Employee’s leaving service benefit will be increased from the date of leaving employment to his 62nd birthday in accordance with increases to benefits under the 1971 Plan (both those required by law and any additional increases that are granted generally to early leavers under the 1971 Plan).

(g) If the Employee leaves the Company at least one year before reaching age 62, he may request a transfer of his leaving service benefit, the value of which will be determined by the actuary appointed in respect of the 1971 Plan. This value will be calculated as if the benefits under this Clause 10 were fully funded and with no reduction for lack of resources.

(h) If the Company agrees and the Employee has not transferred his leaving service benefit, he may start to receive his benefits before age 62 but not before he can receive an early retirement benefit under the 1971 Plan, in which case it will be reduced in accordance with the rules of the 1971 Plan insofar as they relate to such reductions.

(i) At retirement the Employee may commute a part of his benefit for a lump sum up to a maximum amount equal to 225% of the initial annual amount of his pension. If the Employee elects to commute any part of his benefit the commutation factors applied to the 1971 Plan will be used.

(j) Once in payment that part of the benefit which is paid as a pension will be increased at the same times and rates as apply to pension increases granted generally under the 1971 Plan.

(k) In the event of the Employee’s disability, ill-health or death before age 62 where he has not transferred his benefits, or in the event of his death after his benefits have started to be paid, the benefits payable to or in respect of the Employee under this Clause 10 will be the same (and will be calculated in the same way) as under the 1971 Plan but ignoring any restrictions arising from the earnings cap.

(l) All benefits to be provided under this Clause 10 are inclusive of any benefits to which the Employee becomes entitled under the Approved Pension Arrangements.

(m) Having had the benefit of legal advice from Baker & McKenzie as to the effect of this Clause 10 the Employee agrees that his entitlement to benefits from the Company is as set out above and that he shall have no further right or entitlement to any greater sums or increased rights granted by virtue of any applicable legislation.

11. CONFIDENTIAL INFORMATION

(a) It is to be expected that the Employee will as a result of his employment with the Company acquire information as to commercial or industrial secrets and other confidential information not only of the Company and its customers and suppliers but also of its associated companies and their customers and suppliers. The Employee hereby undertakes that he will not during his employment hereunder otherwise than in the course of properly performing his duties or with the consent of the Company or as required by law utilise, divulge or communicate to any person either directly or indirectly:-

(i) any of the trade or industrial secrets or other confidential information of any kind whatsoever of the Company or of its associated companies which he may acquire in the course of his service hereunder or which he may heretofore have received or obtained whilst in the service of the Company; provided always that this restriction shall cease to apply to any such knowledge or information upon the same becoming public otherwise than as a result of breach of this clause;

(ii) any trade or industrial secrets or other confidential information whatsoever of any customer or supplier, associated company or their customers or suppliers which he may acquire in the course of his service hereunder. Where the Employee acquires confidential information relating to an associated company or their customers or suppliers he shall on request give an undertaking in similar terms to that contained in this clause direct to the associated company.

The obligations set out in this Clause 11(a) shall continue to apply after the termination of the Employee’s employment hereunder (howsoever occasioned) but shall cease to apply to information which may come into the public domain otherwise than through unauthorised disclosure by the Employee.

(b) It is often required in “know-how” agreements for the person supplying the “know-how” to require that the recipient’s employees execute written undertakings to preserve the secrecy of any information supplied. The Employee shall, at the request of the Company, execute any instruments relating to the trade or industrial secrets or other confidential information of third persons which the Company is then obliged to have executed by its employees.

12. INTELLECTUAL PROPERTY RIGHTS

(a) In the event that the Employee (whether alone or with others) shall at any time during the period of his employment hereunder make an invention, (whether or not patentable) within the meaning of the Patents Act 1977

(hereinafter called “Invention”) relating to, or capable of being used in, the business of the Company or that of its associated companies, he shall promptly disclose to the Company full details thereof to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company.

(b) If any Invention belongs to the Company the Employee shall hold it on trust for the Company and shall at the request and expense of the Company do all things necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure patent or other appropriate forms of protection therefor in any part of the world.

(c) If the Employee (whether alone or with others) shall at any time during the period of his employment hereunder create or make any discovery, design or other work (whether registerable or not and whether or not a copyright work), which is not an Invention or made or created by the Employee and wholly unconnected with his employment hereunder (hereinafter called “Works”), the Employee shall forthwith disclose to the Company full details thereof and shall consider himself as a trustee for the Company in relation to all such Works. The Employee shall at the request and expense of the Company execute all instruments and do all things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner.

(d) In consideration of the Company entering into this Agreement the Employee hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights if any for the full term thereof throughout the world in respect of all copyright works created or made by the Employee during the period of his employment hereunder (except only those copyright works created or made by the Employee and wholly unconnected with his employment hereunder).

(e) The Employee shall not except as provided in this Clause or as may be necessary in the course of his employment disclose or make use of any Invention or Work which belongs to the Company.

(f) The Employee shall give notice in writing to the Company promptly on becoming aware of any infringement or suspected infringement of any intellectual property right in any Invention or Work and shall not otherwise do or fail to do any act which would or might prejudice the rights of the Company under this Clause.

(g) Rights and obligations under this Clause shall continue in force after the termination of this Agreement in respect of Inventions and Works and shall be binding upon the personal representatives of the Employee.

13. PREVIOUS AGREEMENTS

This Agreement supersedes any previous agreement or representations whether oral or written between the parties in relation to the matters dealt with herein.

14. NOTICE

(a) This Agreement, if not previously determined under the provisions of sub-clauses (c) and (d) of this clause or under the provisions of Clause 2 or Clause 15 of this Agreement, shall remain in force until determined by:-

(i) the Company giving the Employee 24 months notice in writing at any time after the Commencement Date. The Company has the option at its absolute discretion of paying salary under Clause 5(a) in lieu of the required period of notice, plus incentive compensation (if any is accrued under such schemes as are then in operation) in respect of his participation in incentive schemes pursuant to Clause 5 pro-rated to the date of termination of employment less such statutory deductions (eg for tax and national insurance) as the Company is obliged by law to make;

(ii) The Employee giving the Company not less than 6 months notice in writing at any time after the Commencement Date unless the provisions of clause 15 below apply.

Provided that this Agreement shall automatically terminate (if not already terminated) upon the Employee reaching the age of 62 or the Employee’s resignation from his employment by Cookson America, Inc. (other than due to a repudiatory breach of contract by that company).

(b) (i) In the event that:

(a) the Company terminates this Agreement otherwise than pursuant to sub-clause 14 (a)(i) above or sub-clauses 14(c) or (d) below; or

(b) the Employee terminates this Agreement as a result of a repudiatory breach of contract by the Company (except where the Employee has previously terminated the Agreement under Clause 15), or because he does not become Finance Director from the close of the 1996 Annual General Meeting; and,

(c) when the employment terminates, the Company is not aware of the Employee having received any suitable offer of alternative employment from a company other than the Company or any associated company;

the Company shall pay to the Employee an amount (which sum shall be calculated at the date of termination of employment) (less such statutory deductions (eg for tax and national insurance) which the Company is obliged by law to make) which is equal to 66.67% of the total of:

(1) 24 months’ salary under Clause 5(a) of this Agreement at the date of termination;

(2) the value for 24 months of any fringe benefits which at the date of termination are provided under Clause 4 of this Agreement plus any contractual benefits not referred to in this Clause 5 which are awarded to the Employee after the date of this Agreement but excluding from this any value attributable to participation in any share incentive schemes then being operated by the Company;

(3) a pro-rata sum in respect of the period of service in the year of termination of employment in respect of any annual incentive payment for that year (if any is accrued under any scheme which may then be in operation) (eg if the Employee has been employed for 6 months the entitlement will be to 66.67% of 6 months of the annual incentive payment for that year);

(4) a sum in respect of the Employee’s payment (if any is accrued) under the then current mid-term incentive scheme (if any) calculated by reference to the proportion which the Employee’s period of service from the start of such scheme to the date of termination bears to the total period of such scheme; and

(d) sums due under 14(b)(i)(c) (1) and (2) above shall be paid within the later of 30 days of the date of the termination of employment and the conditions in Clause 14(b)(v) being satisfied. Sums due under 14(b)(i)(c) (3) and (4) above shall be paid on the later of the date the conditions in Clause 14(b)(v) are satisfied and the dates when payments would have been due had the employment continued.

(ii) The Employee’s service for the purpose of calculations under Clause 10 will be increased by 24 months provided that this does not increase his benefits above the maximum set out therein and the Employee has satisfied the conditions in Clause 14(b)(v).

(iii) If the Employee has already started to serve notice under Clause 14(a) the number of months to be used to determine the compensation under this Clause 14(b)(i)(c) (1) and (2) above and Clause 14 (b)(ii) above will be reduced by the number of months notice already served.

(iv) No other entitlement or benefits shall be included in the calculation of the sum due in respect of the termination of employment under Clause 14(b). For the avoidance of doubt the Employees’ entitlement (if any) to shares in the Company under any share incentive scheme operated by the Company shall be governed by the rules of that scheme.

(v) Sums paid under Clause 14(b) (which shall be less any deductions referred to above) shall be paid in full and final settlement of all claims the Employee has or may have arising out of the termination of his employment but payment will only be made if he enters into such further agreements as the Company may require for the sole purpose of compromising or settling any claims under employment protection legislation.

(c) If the Employee shall be guilty of any serious breach, or continues after due warning to commit any material breach, of his obligations under this Agreement, or shall become bankrupt or have compounded with his creditors generally or commit any act or be convicted of any offence or do anything which in the reasonable opinion of the Company is seriously prejudicial or likely to be seriously prejudicial to the good name or reputation of the Company or of any associated company, the Company shall have the right to terminate this Agreement and the Employee’s employment hereunder by summary notice.

(d) If the Employee shall by reason of sickness or injury be absent from work or unable to carry out his duties under this Agreement for any time in excess of twenty-

six weeks during any period of fifty-two consecutive weeks, the Company shall have the right at anytime within thirteen weeks after the expiry of the last of the twenty-six weeks on written notice to the Employee and on payment to him of six months salary (less such statutory deductions eg for tax and national insurance as the Company is obliged by law to make) to determine his service forthwith.

(e) The rights under sub-clauses (c) and (d) of this clause may be exercised by the Company despite the fact that such rights may have been waived or not exercised on previous occasions.

15. CHANGE OF CONTROL

(a) If the Company is subject to a change of ‘control’ so that a person or entity or persons or entities acting in concert has or have a holding of shares carrying 30% or more of the voting rights of the Company, irrespective of whether the holding or holdings gives de facto control (where (i) voting rights means all the voting rights attributable to the share capital of the Company exercisable at a general meeting and (ii) acting in concert means persons or entities who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisiton by any of them of shares in a company, to obtain or consolidate control of that company); and

(b) as a result of such change of control and within 12 months of such change of control any of the following events occur:-

(i) a material and detrimental change to the Employee’s remuneration and terms and conditions of employment without his agreement;

(ii) a material and detrimental change by the Company to his status without his agreement;

(iii) a material and detrimental change in his benefits without appropriate compensation or without his agreement;

(iv) a change in his place of work other than in accordance with Clause 7(a) so that his journey to work by the most direct route is increased by more than 50 miles;

(v) there is a liquidation of the company for the purpose of reconstruction or amalgamation or there is a reorganisation of the company and the Employee is not offered continued employment upon such liquidation or reorganisation on terms no less favourable to him than those in effect under this Agreement; and

(c) if the employment has commenced and the Employee notifies the Company in writing of his objection within one month of the event occurring the employment shall terminate forthwith. The Company shall pay to the Employee an amount equal to twice his salary under Clause 5(a) of this Agreement at the date of termination plus incentive entitlement (if any) in respect of his participation in incentive schemes pursuant to Clause 5 pro-rated to the date of termination of employment less such statutory deductions (eg for tax and national insurance) which the Company is obliged by law to make. The sum paid in respect of salary shall be paid within 30 days of the employment terminating; any sums due in respect of his participation in the incentive schemes pursuant to Clause 4 shall be paid on the dates when payments would have been due had the employment continued.

(d) If a change of control occurs before the Commencement Date and one of the events described in sub-clause 15(b) occurs before the Commencement Date, the Employee may notify the Company in writing that his employment will not start. In that event and provided that in the Company’s reasonable opinion the Employee would otherwise have been in a position to join the Company on the Commencement Date, the Company shall within 30 days of receiving notice from the Employee pay to him an amount equal to once the salary he would have been entitled to under Clause 5(a) of this Agreement at the Commencement Date less such statutory deductions (eg for tax and national insurance) as the Company is obliged by law to make.

(e) Sums paid under Clause 15(c) or (d) shall be paid in full and final settlement of all claims the Employee has or may have arising out of the termination of this employment and the Employee agrees that if required by the Company and before any payment becomes due under this Clause 15 he shall enter into such further agreements as the Company may require for the sole purpose of compromising or settling any claims under employment protection legislation.

16. EVENTS ON TERMINATION

Upon termination or expiry of his employment under this Agreement howsoever occasioned the Employee shall:-

(a) return to the Company all property belonging to the Company or any associated company which he may have in his possession or control including, but without prejudice to the generality of the foregoing, all notebooks, writings, records, computers and computer records whatsoever including any copies of the same; and,

(b) at any time thereafter upon the request of the Company, resign without claim for compensation from any office as a director of the Company and from any other offices held by him in any associated company, and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

17. NON-COMPETITION

(a) Since the Employee is likely to obtain in the course of his employment confidential information and personal knowledge of and influence over customers or suppliers of the Company or any other associated company the Employee hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to other restrictions imposed upon him by law, the Employee covenants:-

(i) that he will not during the period of two years from the date on which his employment terminates canvass or solicit or endeavour to canvass or solicit (whether on his own account or for any other person, firm or organisation) in competition with the Company or any other associated company the custom of any person, firm or company who at any time during the last 12 months of his service with the Company was a customer or supplier of, or in the habit of dealing with, the Company or any other associated company and with whom the Employee shall have been personally concerned;

(ii) that he will not during the period of two years from the date on which his employment terminates either on his own behalf or for any other person, firm or organisation solicit or endeavour to entice away from the Company or any other associated company any person who was to his knowledge at any time during the last 12 months of his service with the Company an employee, director, officer, agent, consultant or associate of such company.

(b) While the restrictions imposed in this Clause are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or any associated company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part of parts of the wording thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

18. MISCELLANEOUS

(a) Notice may be given by either party by registered or recorded-delivery letter addressed to the other party at, in the case of the Company, its registered office for the time being and marked for the attention of the Company Secretary and in the case of the Employee his last address known to the Company, and if so given shall be deemed to have been duly served upon the party to whom it is addressed upon its delivery at that address.

(b) The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

(c) References in this Agreement to the masculine gender shall where appropriate be deemed also to include the feminine gender.

(d) References in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment whenever made.

19. STATEMENT OF THE TERMS OF EMPLOYMENT

Such further information as is not contained herein as is required to be included in a written statement of the terms of employment of the Employee in compliance with the provisions of the Employment Protection (Consolidation) Act 1978 as amended from time to time (including any disciplinary rules applicable to the Employee and the procedures for and consequent upon applying for the redress of grievance and dissatisfaction with any disciplinary action taken against him) will be included or referred to in the separate written statement of the terms of employment of the Employee which will be given to him on the Commencement Date. In the event of any conflict of inconsistency between the terms of such written statement and this Agreement the terms of this Agreement shall prevail.

SIGNED BY

/s/    TIMOTHY COWLING

For and on behalf of the Company

/s/    DENNIS MILLARD

SIGNED by the Employee

In the presence of:-

/s/    A HOCKENHULL

10 St James’s Street

London SW1

COOKSON AMERICA EXECUTIVE COMMITTEE

EMPLOYMENT AGREEMENT

WHEREAS, Cookson America, Inc. (“Company”) employs or proposes to employ the employee identified below (“Employee”) in the capacity identified below (“Management Position”); and

WHEREAS, Company is not prepared to employ or to continue to employ Employee in such capacity unless the terms and conditions of such employment, and post-termination covenants, are agreed upon by Employee and Company in writing; and

WHEREAS, Employee desires to agree to the covenants relating to his employment and post-employment activities in exchange for the undertakings of Company hereunder.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound by the “Terms” below and otherwise, agree as follows:

TERMS

Agreement Dated:	February 20, 1996

Employee Name:	Dennis Henry Millard

Employee Address:	Kingscote, Bingfield Road North Wokingham, Berkshire, United Kingdom RGII 5PP

Management Position:	Director, Cookson America, Inc.

Base Salary:	$109,000

Basic Term:	24 months

Additional Particular Matters (if any) Governed by Non-Disclosure (Paragraph 6) Restrictions (Note: General Provisions of Paragraph 6 apply whether or not completed below):

1. Employment. Company agrees to employ Employee in the Management Position or in such other capacity as Company shall determine, and Employee agrees to accept such employment on the terms and conditions hereinafter set forth.

2. Commencement Date The term of employment of Employee pursuant to this Agreement shall commence March 1, 1996 or such earlier date as the Company and Employee shall agree (“Commencement Date”) and shall continue until terminated as hereinafter provided (“BasicTerm”). Notwithstanding the foregoing, the Basic Term shall not commence on the Commencement Date and neither Employee nor the Company shall have any obligation to the other under this Employment Agreement (except for the obligations of Employee under paragraphs 6 and 7) if prior to the Commencement Date (a) Employee becomes unable by reason of death, disability or ill-health to assume his duties; or (b) Employee’s employment with Medeva is terminated for reasons which would give the Company the right to terminate his employment hereunder in accordance with paragraph 12. For this purpose Employee agrees that he will give the Company all information in his power, possession and control about the circumstances of his termination and will raise no objections to any enquiries which the Company may make of Medeva in determining whether or not to terminate this Agreement. Employee confirms that there are no restrictions which would prevent him from commencing employment on the Commencement Date or which would prevent him from carrying out the duties described in Paragraph 3.

3. Duties

(a) It is acknowledged that subject to the provisions of paragraph 2 hereof, Employee will also become an employee of Cookson Group plc (“Cookson”) on the Commencement Date and his employment under this Agreement will be concurrent with that employment. Until such time as the Company and Cookson shall agree otherwise, Employee should expect to devote approximately twenty five (25%) percent of his full working time to his duties hereunder and the balance to his duties under his agreement with Cookson. Employee shall devote his best efforts and services to his employment with the Company as aforesaid and shall at all times serve the best interests of the Company. The Company acknowledges that Employee’s employment with Cookson shall take priority of his employment hereunder. Employee’s duties shall include monitoring of the budgeting process for the Company and its U.S. affiliates, the supervision of the subsidiaries of the Company and such other duties as may be from time to time agreed.

(b) Employee shall be a Director of the Company and may be elected or appointed a Director of various affiliates or subsidiaries of the Company during the term of this Agreement. Employee agrees to serve in such capacities, without further compensation. If the Employee is requested by Employer to serve in the employ of any subsidiary, Employee shall do so and the term “Company” shall mean the Company or such subsidiary, as appropriate.

(c) While employed by Company, Employee shall not be engaged in any other business activity (except as set forth in paragraph 3(a) and except as set forth in this paragraph). Employee may be employed by or hold office in businesses which do not compete with the business of the Company or Cookson or any of their respective affiliates and subsidiaries (“Noncompeting Employment”) with the prior written consent of the Company, which consent shall not be unreasonably withheld. If such consent is given, until such time as the Company adopts a policy applicable to all employees as to accounting for compensation received in connection with Noncompeting Employment, Employee shall not be obligated to account to the Company for compensation paid to him on account of the Noncompeting Employment. In addition, Employee may invest his assets in such form or manner as will not require any services on his part in the operation of the affairs of any company in which such investments are made and which investment or activity is not with a company which competes with the business of the Company or Cookson or any of their respective affiliates and subsidiaries. Employee further agrees that he will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Company.

(d) The Employee shall be entitled to holidays on the scale and subject to the conditions laid down from time to time as provided in his agreement with Cookson, such holidays to be taken at the same time and be concurrent with holidays provided to the Employee under his agreement with Cookson.

4. Compensation and Benefits.

(a) Employee shall receive regular compensation (the “Base Salary”) at the initial rate per annum indicated under “Terms” above, or such larger amount or amounts as the Company may in its discretion determine from time to time, payable in periodic installments less the usual payroll deductions. From and after January 1, 1997, the Base Salary prevailing at any time may be reviewed from time to time, and may be increased (but in no event decreased below the amount then prevailing) to the extent, if any, determined in the sole discretion of the Board of Directors of the Company, or such other body as shall be appointed by the Board of Directors of the Company. For all purposes of this Agreement, Base Salary shall mean the prevailing Base Salary at the time in question. Base Salary may be paid either in Pounds Sterling or American Dollars at prevailing conversion rates as the parties may agree from time to time.

(b) Employee shall also be entitled to participate in all incentive compensation programs generally available to all employees of his status in accordance with and subject to the terms and conditions of such programs (“Incentive Compensation”).

(c) Employee acknowledges and agrees that the Base Salary and Incentive Compensation shall constitute Employee’s Sole Compensation hereunder and waives any claim to any other fringe benefit program generally available to full time Employees of the Company.

(d) Employee shall entitled to reimbursement for all reasonable duly authorized out of pocket expenses properly incurred by him in the performance of his duties under this Agreement.

5. Illness or Incapacity; Death.

(a) If during the term of this Agreement Employee should be prevented from performing his duties by reason of illness or incapacity for an aggregate of 6 months in any 12 month period of the term of this Agreement, then the Company shall have the right, exercisable by the Company’s written notice given during the 13 week period immediately following the date the aggregate 6 month period is achieved, to terminate this Agreement, in which case the Company shall pay to Employee an amount equal to 6 months Base Salary, less the usual payroll deductions. Failure by the Company to exercise its rights under this paragraph 5(a) on any one occasion shall not constitute a waiver thereof and the Company shall have the right to exercise such rights on any future occasion or occasions.

(b) If Employee dies during the term of this Agreement, this Agreement shall terminate on the date of Employee’s death and the Company shall pay to the Employee’s estate the Base Salary to the date of his death and a pro-rata sum in respect of the period of service in the year of death in respect of any Incentive Compensation (if any is accrued under any scheme which may then be in operation).

6. Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Employee’s employment by Company, Employee may have received and/or may secure confidential information concerning Company or any of Company’s affiliates or subsidiaries which, if known to competitors thereof, would damage Company or its said affiliates or subsidiaries. Employee agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of Company or its subsidiaries or affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment catalogs, customer lists, operating procedures, equipment and methods used and preferred by Company’s customers, and fees paid by them and further including without limitation those items or matters briefly described under “Terms” above. Upon termination of this Agreement, Employee shall promptly deliver to Company all materials of a secret or confidential nature relating to the business of Company or any of its subsidiaries or affiliates which are, directly or indirectly, in the possession or under the control of Employee.

7. Trade Secrets. Employee covenants that he shall, while employed by Company, assign, transfer and set over to Company or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereafter “Inventions”) which he may thereafter, alone or in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of the Company or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which Employee may conceive, may acquire or suggest, either alone or in conjunction with others, during his employment with Company (whether during or outside normal working hours) relating to or in any way pertaining to or connected with Company’s business, shall be the sole and exclusive property of Company or its designee and Employee, whenever requested to do so by Company, shall, without further compensation or consideration properly execute any and all applications, assignments or other documents which Company or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to Company or its designee the sole and exclusive right, title and any interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by Employee during the term of his employment by Company, and shall be binding upon his assigns, executors, administrators and other legal representatives.

8. Covenant Not to Solicit. Employee agrees that during the term of his employment and for a period of the number of months of the Basic Term after the termination of this Agreement for any reason, Employee will not, directly or indirectly, (i) attempt to hire any employee of Company or any affiliate or subsidiary, (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his employment with Company or any affiliate or subsidiary, (iv) encourage any customer of Company or any affiliate or subsidiary to terminate its relationship with Company or any affiliate or subsidiary, (v) encourage any supplier of Company or any affiliate or subsidiary to terminate its relationship with Company or any affiliate or subsidiary.

9. Remedies. Employee acknowledges and agrees that Company does not have any adequate remedy for a breach or threatened breach by Employee of any of the provisions of Paragraphs 6, 7 and 8. Company, in addition to, and not in limitation of, any other rights, remedies or damages available to

Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach or threatened breach by Employee or by Employee’s partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with him.

10. Accounting for Profits. Employee covenants and agrees that if he shall violate any of his covenants or agreements under Paragraphs 6, 7 and 8, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunction relief or other rights or remedies to which Company is or may be entitled at law, in equity, or under this Agreement.

11. Reasonableness of Restrictions.

(a) Employee has carefully read and considered the provisions of Paragraphs 6, 7 and 8, and having done so, agrees that the restrictions set forth in these paragraphs, including, but not limited to, the time period of the restrictions set forth in Paragraphs 6, 7 and 8 are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

(b) Employee and Company intend that the covenants set forth in Paragraphs 6, 7 and 8 shall be deemed to be a series of separate covenants, one for each month of the periods specified above. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. In the event that, notwithstanding the foregoing, any of the provision of Paragraphs 6, 7 and/or 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein. In the event that any provision of Paragraphs 6, 7 and/or 8 relating to the time period shall be declared by a court of a competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, the time period of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period.

12. Notice.

(a) This Agreement, if not previously determined under the provisions of sub-paragraph (c) of this paragraph 12 or under the provisions of paragraphs 2, 5 or 13 of this Agreement, shall remain in force until determined by:

(i) The Company giving the Employee 24 months notice in writing at any time after the Commencement Date. The Company has the option at its absolute discretion of paying Base Salary under Paragraph 4 (a) in lieu of the required period of notice, plus Incentive Compensation (if any is accrued under such schemes as are then in operation) pro-rated to the date of termination of employment, less the usual payroll deductions;

(ii) The Employee giving the Company not less than 6 months notice in writing at any time after the Commencement Date unless the provisions of Paragraph 13 below apply.

Provided that this Agreement shall automatically terminate upon the automatic termination of Employee’s employment contract with Cookson, upon the Employee’s resignation from his employment by Cookson other than due to a constructive discharge of Employee by that company or if Employee does not become Finance Director of Cookson from the close of Cookson’s 1996 Annual General Meeting.

(b) (i) In the event that:

(a) the Company terminates this Agreement otherwise than pursuant to paragraph 5(a) above, sub-paragraph 12 (a) (i) above or sub-paragraph 12 (c) below; or

(b) the Employee terminates this Agreement as a result of a constructive discharge of Employee by the Company (except where the Employee has previously terminated the Agreement under Paragraph 13); or

(c) this Agreement terminates because Employee does not become Finance Director of Cookson from the close of Cookson’s 1996 Annual General Meeting; and

(d) when the employment terminates, the Company is not aware of the Employee having received any suitable offer of alternative employment from a company other than the Company or any associated company;

(e) the Company shall pay to the Employee an amount (which sum shall be calculated at the date of termination of employment) (less the usual payroll deductions) which is equal to 2/3 of the total of:

(1) 24 months Base Salary under Paragraph 4 of this Agreement at the date of termination;

(2) a pro-rata sum in respect of the period of service in the year of termination of employment in respect of any annual Incentive Compensation payment for that year (if any is accrued under any scheme which may then be in operation) (eg if the Employee has been employed for 6 months the entitlement will be to 2/3 of 6 months of the annual Incentive Compensation for that year);

(3) a sum in respect of the Employee’s payment (if any is accrued) under the then current mid-term incentive scheme (if any) calculated by reference to the proportion which the Employee’s period of service from the start of such scheme to the date of termination bears to the total period of such scheme.

(f) sums due under 12(b)(i)(e)(1) above shall be paid within the later of 30 days of the date of the termination of employment and the conditions in paragraph 12 (b) (iv) being satisfied. Sums due under 12 (b)(i)(e)(2) and (3) above shall be paid on the later of the date the conditions in Paragraph 12 (b)(iv) are satisfied and the dates when payments would have been due had the employment continued.

(ii) If the Employee has already started to serve notice under Paragraph 12(a) the number of months to be used to determine the compensation under this Paragraph 12 (b)(i)(e)(1) above will be reduced by the number of months notice already served.

(iii) No other entitlement or benefits shall be included in the calculation of the sum due in respect of the termination of employment under Paragraph 12(b).

(iv) Sums paid under Paragraph 12(b) (which shall be less any deductions referred to above) shall be paid in full and final settlement of all claims the Employee has or may have arising out of the termination of his employment but payment will only be made if he enters into such further agreements as the Company may require for the sole purpose of compromising or settling any claims under employment protection legislation.

(c) If the Employee shall be guilty of any serious breach, or continues after due warning to commit any material breach of his obligations under this Agreement, or shall file or suffer the filing of a petition under the Bankruptcy Laws as now or hereafter constituted or enter into a composition with his creditors or commit any act or be convicted of any offense or do anything which in the reasonable opinion of the Company is seriously prejudicial or likely to be seriously prejudicial to the good name or reputation of the Company or any subsidiary or affiliate of the Company, the Company shall have the right to terminate this Agreement and the Employee’s employment hereunder by summary notice. The rights of the Company under this sub-

paragraph may be exercised by the Company despite the fact that such rights may have been waived or not exercised on previous occasions.

13. Change of Control.

(a) If the Company is subject to a change of “control” so that a person or entity or persons or entities acting in concert has or have a holding of shares carrying 30% or more of the voting rights of the Company, irrespective of whether the holding or holdings gives de facto control (where (I) voting rights means all the voting rights attributable to the issued and outstanding capital stock of the Company entitled to vote at the Annual Meeting of Shareholders and (ii) acting in concert means persons or entities who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate control of that company); and

(b) as a result of such changes of control and within 12 months of such change of control any of the following events occur:

(i) a material and detrimental change to the Employee’s remuneration and terms and conditions of employment without his agreement;

(ii) a material and detrimental change by the Company to his status without his agreement;

(iii) there is a liquidation of the Company for the purpose of reconstruction or amalgamation or there is a reorganization of the Company and the Employee is not offered continued employment upon such liquidation or reorganisation on terms no less favorable to him than those in effect under this Agreement;

and

(c) if the employment has commenced and the Employee notifies the Company in writing of his objection within 1 month of the event occurring the employment shall terminate forthwith. The Company shall pay to the Employee an amount equal to twice his Base Salary at the date of termination plus Incentive Compensation (if any) pro-rated to the date of termination of employment less the usual payroll deductions. The sums paid in respect of Base Salary shall be paid within 30 days of the employment terminating; any sums due in respect of Incentive Compensation shall be paid on the dates when payments would have been due had the employment continued.

(d) If a change of control occurs before the Commencement Date and one of the events described in sub-paragraph 13(b) occurs before the Commencement Date, the Employee may notify the Company in writing that his employment will not start. In that event and provided that in the Company’s reasonable opinion the Employee would otherwise have been in a position to join the Company on the Commencement Date, the Company shall within 30 days of receiving notice from the Employee pay to him an amount equal to once the Base Salary he would have been entitled to at the Commencement Date less the usual payroll deductions.

(e) Notwithstanding the occurrence of a change of control, Employee shall not be entitled to any payment under sub-paragraph (c) or (d) above if he is offered employment by Cookson Group plc or any of its subsidiaries on terms no less favorable to Employee than the terms set forth in this Agreement.

(f) Sums paid under sub-paragraphs (c) or (d) above shall be paid in full and final settlement of all claims the Employee has or may have arising out of the termination of this employment and the Employee agrees that if required by the Company and before any payment becomes due under this Paragraph 13 he shall enter into such further agreements as the Company may require for the sole purpose of compromising or settling any claims under employment protection legislation.

14. Expiration of Term. Notwithstanding the expiration or termination of this Agreement, Employee shall nevertheless be bound by the covenants of Paragraphs 6, 7 and 8 above and upon expiration or termination shall:

(a) return to the Company all property belonging to the Company or any affiliate of the Company which he may have in his possession or control including, but without prejudice to the generality of the foregoing, all notebooks, writings, records and computer records whatsoever including any copies of the same; and

(b) at any time thereafter upon the request of the Company, resign without claim for compensation from any office, as a director of the Company and from any other offices held by him in any affiliate of the Company; should he fail to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

15. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Company and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

16. Governing Law. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Rhode Island (without giving effect to the principles of conflict of laws).

17. Severability. The invalidity of all or any part of any portion of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such portion. If any provision of this Agreement is so broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be only so broad as is enforceable.

18. Section Headings. The section headings of this Agreement are for convenience or reference only and shall not affect the construction or interpretation of any of the provisions hereof.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

20. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding by and between Company and Employee with respect to the employment of Employee, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. This Agreement supersedes all prior agreements. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intending to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

21. Notices. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, or delivered personally or by courier to the following addresses:

If sent to Company:

Cookson America, Inc.

One Cookson Place

Providence, Rhode Island 02903

With a copy to:

John F. Corrigan, Esquire

Alder Pollock & Sheehan Incorporated

2300 Hospital Trust Plaza

Providence, Rhode Island 02903

If sent to Employee: at the address indicated under “Terms” above

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the day and year first written above.

Company: COOKSON AMERICA, INC.

By:	/s/ DONALD CARCIERI
President

Employee:
/s/ DENNIS MILLARD
Dennis Henry Millard